Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Computer Programs and Systems, Inc. 2002 Stock Option Plan of our report dated February 15, 2002 (except for the third paragraph of Note 12, as to which the date is May 6, 2002), with respect to the financial statements and schedule of Computer Programs and Systems, Inc., as of and for the year ended December 31, 2001, included in the Registration Statement on Form S-1 (File No. 333-84726) and related prospectus, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP
Birmingham, Alabama
July 31, 2002